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                                                                 Exhibit 10.15

                                 AMENDMENT TO
                         RELIANCE GROUP HOLDINGS, INC.
                           1998 EXECUTIVE BONUS PLAN

         The Reliance Group Holdings, Inc. Executive Bonus Plan (the "Plan") was adopted by the Special Compensation Committee of the Board of Directors of Reliance Group Holdings, Inc. (the "Company") on March 26, 1998 and approved by the stockholders of the Company on May 14, 1998. Pursuant to Article VII,
Section 7.2 of the Plan, the Special Compensation Committee determined to amend the Plan as set forth below, and by resolution duly adopted at a meeting held on February 11, 1999 voted to approve such amendment which does not require the approval of the Company's stockholders under Section 162(m) of the Internal Revenue Code of 1986 and, which therefore, became effective on February 11, 1999, including with respect to bonuses not yet determined with respect to the 1998 Year under the Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

1. Section 5.4 of the Plan shall be amended to read in its entirety as follows:

         "5.4 The Compensation Committee shall have the discretion to reduce or eliminate bonuses payable under this Plan to any Covered Employee who the Compensation Committee determines has breached a duty to the Company which breach has or will result in material harm to the Company. In addition and without limiting the generality of the foregoing, in the event that the aggregate basic bonus and supplemental bonuses payable under this Plan to any Covered Employee pursuant to Sections 5.2 and 5.3 hereof would otherwise exceed 300% of his Base Salary for the applicable Year, the Compensation Committee shall have the discretion to reduce such bonuses to an amount equal to no less than 300% of such Base Salary."